Exhibit 99.1

Saga Communications, Inc.

Declares a Quarterly Cash Dividend of $0.25 per Share

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – November 15, 2024 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company”, “Saga” or “our”) today announced that its Board of Directors (“Board”) declared a quarterly cash dividend of $0.25 per share. The dividend will be paid on December 13, 2024, to shareholders of record on November 25, 2024. The aggregate amount of the payment to be made in connection with the quarterly dividend will be approximately $1.6 million. The quarterly dividend will be funded by cash on the Company’s balance sheet. Including this dividend, the Company will have paid approximately $135 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company currently intends to declare regular quarterly cash dividends as well as variable dividends in accordance with the terms of its variable dividend policy. As previously reported, our Board adopted a variable dividend policy for the allocation of available cash aligned with the goals of maintaining a strong balance sheet, increasing cash returns to shareholders, and continuing to grow the Company through strategic acquisitions. The Company may also declare special dividends and implement stock buybacks in future periods. The declaration and payment of any future dividend, whether fixed, special, or based on the variable policy, or the implementation of any stock buyback program will remain at the full discretion of the Board and will depend on the Company’s financial results, cash requirements, future expectations, and other pertinent factors.

Saga is a media company whose business is devoted to acquiring, developing and operating broadcast properties with a growing focus on opportunities complimentary to our core radio business including digital, e-commerce and non-traditional revenue initiatives. Saga owns or operates broadcast properties in 28 markets, including 82 FM and 32 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.